Prestige Brands Holdings, Inc. Reports Second Quarter & Six Months Fiscal 2007 Results

Q2: Revenues Up 15%; Net Income of $0.18 per Share Up 19%; Free Cash Flow Up 45%

Irvington, NY—November 1, 2006—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well-recognized brands, today announced results for the second quarter and first half of fiscal year 2007, which ended on September 30, 2006. Highlights of the quarter include:

--	Total revenues for the second quarter were $84.6 million, an increase of 15% over the prior year comparable period.
--	Excluding the impact of acquisitions, revenues were 7% higher than the prior year comparable period.
--	Net income of $8.8 million, or $0.18 per share, was 19% higher than the prior year comparable period.
--	Free cash flow of $21.2 million was 45% higher than the prior year comparable period.

Total revenues for the second fiscal quarter ended September 30, 2006 were $84.6 million, 15% higher than net revenues of $73.3 million for the prior year comparable period. The increase is due primarily to strong sales in the over-the-counter products (OTC) and household products segments of the business. Revenues resulting from the acquisitions of Chore Boy® and The Doctor’s® brands in the third quarter of fiscal 2006 also contributed to the growth. Excluding the impact of these acquisitions, revenues increased by 7%.

Operating income of $24.2 million was $3.4 million, or 16% higher than prior year comparable period operating income of $20.8 million. The increase in operating profit is primarily due to sales gains in the over-the-counter and household products segments, and a reduction in advertising and promotion spending behind the personal care segment, partially offset by higher general and administrative expenses.

Net income of $8.8 million, or $0.18 per fully diluted share for the second quarter of fiscal 2007 was 19% higher than the prior year comparable period net income of $7.4 million or $0.15 per fully diluted share.

First Six Months of Fiscal 2007
Total revenues for the first six months of fiscal 2007 were $160.5 million, an increase of 17% over the comparable prior year period. Excluding the impact of the Chore Boy® and The Doctor’s® brand acquisitions, revenues increased 8%. Operating income of $47.5 million was 22% higher than prior year comparable period operating income of $39.1 million. Net income of $17.0 million, or $0.34 per fully diluted share, was 28% higher than net income of $13.3 million or $0.27 per fully diluted share in the prior year.

Q2 Results by Segment
OTC Products: Up 13%
Total revenues of $46.3 million for the over-the-counter products segment were 13% higher than prior year comparable period revenues of $40.8 million. Increases in this segment resulted primarily from sales gains in key brands, as well as the acquisition of The Doctor’s® oral care line acquired in November 2005. Chloraseptic®, Clear eyes®, Compound W®, Little Remedies®, and Murine® all posted increases over the second quarter of fiscal 2006. Excluding the impact of The Doctor’s acquisition, revenues increased by 5%.

Household Products: Up 24%
Total revenues for the household products segment were $31.3 million in the second fiscal quarter, $6.0 million or 24% higher than the prior year comparable period revenues of $25.3 million. The two core brands in this business segment, Comet® and Spic and Span®, contributed significantly to this increase, continuing the trend reported in the first fiscal quarter of this year. Excluding the impact of the acquisition of Chore Boy®, revenues increased by 13%.

Personal Care: Down 4%
Total revenues for the personal care segment were $7.0 million, a decrease of 4% compared to prior year period revenues of $7.3 million. This decline reflects continued softness in two of the three key brands in this segment.

First Six Months by Segment
OTC Products: Up 16%
Total revenues of $85.9 million for the over-the-counter products segment were 16% greater than prior year comparable period revenues of $74.1 million. The increase resulted primarily from sales increases for the major brands in the segment; Chloraseptic®, Clear eyes®, Compound W®, Little Remedies®, Murine®, Dermoplast®, as well as sales of The Doctor’s® oral care line acquired in November 2005. Excluding the impact of The Doctor’s acquisition, revenues increased by 7%.

Household Products: Up 28%
Total revenues of $61.3 million for the household products segment were $13.3 million, or 28% greater than the prior year comparable period. The increase was due to strong year over year gains for the Comet® and Spic and Span® brands, as well as the Chore Boy® acquisition in October of 2005. Excluding the impact of the Chore Boy acquisition, revenues increased by 13%.

Personal Care: Down 9%
Total revenues of $13.3 million for the personal care segment were $5.3 million, or 9% below revenues of $14.6 million for the comparable prior year period, primarily due to declines in the Cutex® and Denorex® brands.

Free Cash Flow
Free cash flow is a “non-GAAP” financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented in this news release because management believes that it is a commonly used measure of liquidity, and is indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the quarter ended September 30, 2006 was $21.2 million, composed of operating cash flows of $21.2 million, less capital expenditures of $0.0 million. Free cash flow for the six months ended September 30, 2006 was $42.4 million, composed of operating cash flows of $42.7 million, less capital expenditures of $0.3 million. The Company’s free cash flow was higher than net income primarily due to the amortization of intangible assets, cash provided by a working capital decline, and relatively low capital expenditures.

Acquisition Announced
On September 25, 2006, the Company announced the acquisition of Wartner USA B.V., the owner of the Wartner® brand of over-the-counter wart treatment products for approximately $31.2 million in cash and the assumption of approximately $5 million of contingent payments to a former owner. Wartner is the #3 brand in the U.S. over-the-counter wart treatment category with approximately $11 million in trailing 12 month sales. The Company also markets the Compound W® line of wart treatment products and believes this strategic acquisition will enhance its leadership in the category. This acquisition had no material effect on the operating results of the second fiscal quarter.

Commentary and Outlook
Commenting on the results of the quarter and the first half of fiscal 2007, Peter C. Mann, Chairman and CEO said, “We are pleased with the results of the fiscal year to date which are in line with our expectations. The Company’s financial position is strong, our key brand franchises are healthy, and we have a good pipeline of new items and programs. For the full fiscal year 2007, we expect that organic revenue growth, excluding the impact of acquisitions, will be slightly above our long-term growth outlook of 3-4%, and net income will grow less rapidly than total revenue growth. In the second half of the year, net income will be somewhat impacted by higher investments in A&P support behind many of our key brands.”

Conference Call
The Company will host a conference call to review its second quarter and six month results on Thursday, November 2nd at 8:30am EST. The toll free number is 866-202-3109 within North America and 617-213-8844 from outside North America. The conference pass code is “prestige”. Telephonic replays will be available for two weeks following completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 54554715.

About Prestige Brands Holdings, Inc.
Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter, personal care and household products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household products, and other well-known brands.

Forward Looking Statements
Note: This news release may contain "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal

914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30		Six Months Ended September 30
(In thousands, except per share data)	2006	2005	2006	2005
Revenues
Net sales	$84,033	$73,320	$159,600	$136,748
Other revenues	518	25	874	50
Total revenues	84,551	73,345	160,474	136,798

Cost of Sales
Costs of sales	41,259	35,549	77,584	64,498
Gross profit	43,292	37,796	82,890	72,300

Operating Expenses
Advertising and promotion	9,455	10,217	16,857	18,922
General and administrative	7,259	4,117	13,693	9,023
Depreciation	219	487	439	975
Amortization of intangible assets	2,193	2,148	4,386	4,296
Total operating expenses	19,126	16,969	35,375	33,216

Operating income	24,166	20,827	47,515	39,084

Other income (expense)
Interest income	403	226	588	307
Interest expense	(10,146)	(8,897)	(20,123)	(17,488)
Total other income (expense)	(9,743)	(8,671)	(19,535)	(17,181)

Income before provision for income taxes	14,423	12,156	27,980	21,903

Provision for income taxes	5,639	4,782	10,940	8,600
Net income	$8,784	$7,374	$17,040	$13,303

Basic earnings per share	$0.18	$0.15	$0.35	$0.27

Diluted earnings per share	$0.18	$0.15	$0.34	$0.27

Weighted average shares outstanding: Basic	49,451	48,791	49,389	48,757
Diluted	49,994	49,949	49,991	49,932

Prestige Brands Holdings, Inc.
Segment Results
(Unaudited)

	Three Months Ended September 30, 2006
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(in thousands)
Net sales	$46,255	$30,732	$7,046	$84,033
Other revenues	--	518	--	518

Total revenues	46,255	31,250	7,046	84,551
Cost of sales	18,001	18,941	4,317	41,259

Gross profit	28,254	12,309	2,729	43,292
Advertising and promotion	7,058	2,020	377	9,455

Contribution margin	$21,196	$10,289	$2,352	33,837
Other operating expenses				9,671

Operating income				24,166
Other (income) expense				9,743
Provision for income taxes				5,639

Net income				$8,784

	Six Months Ended September 30, 2006
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(in thousands)
Net sales	$85,853	$60,470	$13,277	$159,600
Other revenues	--	874	--	874

Total revenues	85,853	61,344	13,277	160,474
Cost of sales	32,398	37,095	8,091	77,584

Gross profit	53,455	24,249	5,186	82,890
Advertising and promotion	12,483	3,710	664	16,857

Contribution margin	$40,972	$20,539	$4,522	66,033
Other operating expenses				18,518

Operating income				47,515
Other (income) expense				19,535
Provision for income taxes				10,940

Net income				$17,040

	Three Months Ended September 30, 2005
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(in thousands)
Net sales	$40,759	$25,229	$7,332	$73,320
Other revenues	--	25	--	25

Total revenues	40,759	25,254	7,332	73,345
Cost of sales	15,558	15,535	4,456	35,549

Gross profit	25,201	9,719	2,876	37,796
Advertising and promotion	7,127	1,740	1,350	10,217

Contribution margin	$18,074	$7,979	$1,526	27,579
Other operating expenses				6,752

Operating income				20,827
Other income (expense)				(8,671)
Provision for income taxes				(4,782)

Net income				$7,374

	Six Months Ended September 30, 2005
	Over-the-Counter Drug	Household Cleaning	Personal Care	Consolidated
(in thousands)
Net sales	$74,148	$48,012	$14,588	$136,748
Other revenues		50	--	50

Total revenues	74,148	48,062	14,588	136,798
Cost of sales	27,223	28,922	8,353	64,498

Gross profit	46,925	19,140	6,235	72,300
Advertising and promotion	13,266	3,510	2,146	18,922

Contribution margin	$33,659	$15,630	$4,089	53,378
Other operating expenses				14,294

Operating income				39,084
Other income (expense)				(17,181)
Provision for income taxes				(8,600)

Net income				$13,303

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2006	March 31, 2006
Assets
Current assets
Cash	$10,508	$8,200
Accounts receivable	37,447	40,042
Inventories	29,272	33,841
Deferred income tax assets	2,405	3,227
Prepaid expenses and other current assets	1,748	701
Total current assets	81,380	86,011

Property and equipment	1,527	1,653
Goodwill	302,786	297,935
Intangible assets	662,290	637,197
Other long-term assets	13,815	15,849

Total Assets	$1,061,798	$1,038,645

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$22,584	$18,065
Accrued interest payable	7,773	7,563
Income taxes payable	64	1,795
Other accrued liabilities	8,714	4,582
Current portion of long-term debt	3,730	3,730
Total current liabilities	42,865	35,735

Long-term debt	486,035	494,900
Other accrued liabilities	2,801	--
Deferred income tax liabilities	103,954	98,603

Total liabilities	635,655	629,238

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	--	--
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued and outstanding - 50,060 shares at September 30, 2006 and March 31, 2006	501	501
Additional paid-in capital	378,794	378,570
Treasury stock, at cost - 52 shares at September 30, 2006 and 18 shares at March 31, 2006	(36)	(30)
Accumulated other comprehensive income	587	1,109
Retained earnings	46,297	29,257
Total stockholders’ equity	426,143	409,407

Total Liabilities and Stockholders’ Equity	$1,061,798	$1,038,645

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Six Months Ended September 30
	2006	2005
Operating Activities
Net income	$17,040	$13,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,825	5,271
Deferred income taxes	6,197	7,961
Amortization of deferred financing costs	1,609	1,136
Stock-based compensation	224	110
Changes in operating assets and liabilities
Accounts receivable	2,595	3,366
Inventories	5,202	(8,054)
Prepaid expenses and other current assets	(1,047)	(104)
Accounts payable	4,494	1,020
Income taxes payable	(1,731)	--
Accrued liabilities	3,326	521
Net cash provided by operating activities	42,734	24,530

Investing Activities
Purchases of equipment	(313)	(297)
Purchase of business	(31,242)	--
Net cash used for investing activities	(31,555)	(297)

Financing Activities
Repayment of notes	(8,865)	(1,865)
Payment of deferred financing costs	--	(33)
Purchase of common stock for treasury	(6)	(21)
Additional costs associated with initial public offering	--	(63)
Net cash used for financing activities	(8,871)	(1,982)

Increase in cash	2,308	22,251
Cash - beginning of period	8,200	5,334

Cash - end of period	$10,508	$27,585